Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to rule 462(b) under the Securities Act of 1933, as amended, of our report dated September 16, 2025, relating to the financial statements of Vine Hill Capital Investment Corp. II as of August 25, 2025 and for the period from August 18, 2025 (inception) through August 25, 2025, appearing in the Registration Statement on Form S-1, File No. 333-289152.

/s/ WithumSmith+Brown, PC

New York, New York

December 17, 2025